Exhibit 99.2.1

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1    Name and Address of Company

Franco-Nevada Corporation
Suite 740 Exchange Tower
P.O. Box 467
130 King Street West
Toronto, Ontario
M5X 1E4

Item 2    Date of Material Change

December 6, 2009

Item 3    News Release

Attached as Schedule "A" is a copy of the press release relating to the material change, which was disseminated on December 6, 2009 through CNW Group and subsequently filed on the System for Electronic Document Analysis and Retrieval.

Item 4    Summary of Material Change

On December 6, 2009, Franco-Nevada Corporation ("FN") announced that it had informed International Royalty Corporation ("IRC") that Franco-Nevada intends to, directly or indirectly through a wholly-owned subsidiary, make a formal all-cash offer to IRC shareholders to acquire any or all of the outstanding common shares of IRC (the "Offer") for C$6.75 cash per share, representing a 54% premium to the 20 day volume weighted average trading price of IRC shares on the Toronto Stock Exchange (the "TSX") for the period ending December 4, 2009 and a 43% premium to the closing price of IRC shares on the TSX on that date.

Franco-Nevada intends to mail a takeover bid circular, including an offer to purchase and other related materials, to IRC shareholders as soon as practicable. The Offer will be subject to customary conditions, such as the waiver of IRC's Shareholder Rights Plan and on IRC not entering into a transaction or agreement with a third party in connection with the direct or indirect acquisition of IRC. The Offer will not be subject to a minimum tender condition, Franco-Nevada performing due diligence, Franco-Nevada obtaining financing or approval of the Offer by Franco-Nevada's shareholders.

If all of the conditions to the Offer are satisfied or waived, it is expected that Franco-Nevada would take up shares tendered under the Offer by as early as mid-to-late January, 2010.

Item 5    Full Description of Material Change

For a full description of the material change, please see Schedule "A" attached hereto.

Item 6    Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7    Omitted Information

None.

Item 8    Executive Officer

The following executive officer of the Issuer is knowledgeable about the material change and this report:

Sharon E. Dowdall
Chief Legal Officer
(416) 306-6300

Item 9    Date of Report

December 7, 2009.

Schedule "A"

Franco-Nevada Proposes
To Acquire International Royalty
For C$6.75 Per Share In All Cash Offer

December 6, 2009 — Toronto, Ontario: Franco-Nevada Corporation ("Franco-Nevada") announced today that it has informed International Royalty Corporation (TSX: IRC; AMEX: ROY) ("IRC") that Franco-Nevada intends to, directly or indirectly through a wholly-owned subsidiary, make a formal all-cash offer to IRC shareholders to acquire any or all of the outstanding common shares of IRC (the "Offer") for C$6.75 cash per share.

The Offer price represents a 54% premium to the 20 day volume weighted average trading price of IRC shares on the Toronto Stock Exchange for the period ending December 4, 2009 and a 43% premium to the closing price of IRC shares on the TSX on that date.

Franco-Nevada intends to mail a takeover bid circular, including an offer to purchase, and other related materials to IRC shareholders as soon as practicable. The Offer will be subject to customary conditions, such as the waiver of IRC's Shareholder Rights Plan and on IRC not entering into a transaction or agreement with a third party in connection with the direct or indirect acquisition of IRC. The Offer will not be subject to a minimum tender condition, Franco-Nevada performing due diligence, Franco-Nevada obtaining financing or approval of the Offer by Franco-Nevada's shareholders.

Full details of the terms and conditions of the Offer will be provided in Franco-Nevada's takeover bid circular, when filed. If all of the conditions to the Offer are satisfied or waived, it is expected that Franco-Nevada would take up shares tendered under the Offer by as early as mid-to-late January, 2010.

Franco-Nevada has retained BMO Capital Markets to act as financial advisor and Goodmans LLP to act as legal advisor in connection with the Offer.

Additional Information and Where To Find It

The Offer referenced in this news release has not yet commenced. This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and offer to buy IRC common shares will only be made pursuant to a takeover bid circular, including an offer to purchase, and related materials. IRC shareholders and other interested parties are urged to read Franco-Nevada's takeover bid circular and related materials, which will be filed with the applicable Canadian securities authorities and the United States Securities and Exchange Commission (the "SEC"), when they become available because they will contain important information, including the terms and conditions of the Offer. IRC shareholders and other interested parties may obtain a free copy of such materials (when available) and other documents filed by Franco-Nevada with the Canadian securities authorities and SEC at the website maintained by the Canadian Securities Administrators at www.sedar.com and at the website maintained by the SEC at www.sec.gov. The takeover bid circular and related materials may also be obtained (when available) for free by contacting the information agent that Franco-Nevada will appoint in connection with the takeover bid.

Corporate Summary

Franco-Nevada (TSX: FNV) is a gold-focused royalty company with additional interests in platinum group metals, oil & gas and other assets. It is the leading gold royalty company as measured by gold revenues, number of gold royalties and Free Cash Flow margins. Its portfolio of high-margin cash flow producing assets is located principally in the United States, Canada and Australia. Franco-Nevada also holds a pipeline of potential future cash flowing assets that are being developed, permitted or explored.

Forward Looking Statements

Certain statements contained in this news release "forward-looking statements" and are prospective. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "targets", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements are based on estimates and assumptions made by Franco-Nevada in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that Franco-Nevada believes are appropriate in the circumstances, including its expectations of the timing, and the terms and benefits of the proposed Offer. Many factors could cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, general business and economic conditions; a decision not to proceed with the making of the Offer within the time frame currently contemplated or at all; the failure to meet certain conditions of the Offer; the timing and receipt of governmental approvals necessary to complete the Offer and any related transactions; legislative and/or regulatory changes; and other risk factors relating to Franco-Nevada that are discussed in greater detail in Franco-Nevada's filings with the Canadian Securities Administrators, including in its annual information form for the year ended December 31, 2008 as well as its annual and interim MD&A. These factors should be considered carefully, and readers should not place undue reliance on the forward-looking statements contained in this press release. Franco-Nevada disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or other circumstances, except to the extent required by applicable law.

For more information contact:

David Harquail
President & CEO
416-306-6300

Sharon Dowdall
Chief Legal Officer
416-306-6300